EXHIBIT 11

                          Independent Auditors' Consent


     We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement (1993 Act File No. 333-17161) of Catholic Values Investment Trust of our report dated January 30, 1998 which is incorporated by reference in the Statement of Additional Information which is part of such Registration Statement.

     We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 28, 1998